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                                                                EXHIBIT 4.12

                         FIRST AMENDMENT TO AMENDED AND
                       RESTATED REVOLVING CREDIT AGREEMENT

            This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "First Amendment") is entered into as of January __, 1997 by and between (a) HMT TECHNOLOGY CORPORATION (the "Borrower"), a Delaware corporation having its principal place of business at 1055 Page Avenue, Fremont, California 94538, (b) THE FIRST NATIONAL BANK OF BOSTON, a national banking association, BANQUE PARIBAS, acting through its Los Angeles branch, and the other lending institutions listed on Schedule 1.1, (c) THE FIRST NATIONAL BANK OF BOSTON as administrative and co-syndication agent for itself, the other lending institutions listed on Schedule 1.1, and the other Bank Agents (as defined herein), and (d) BANQUE PARIBAS, as co-syndication agent for itself, the other lending institutions listed on Schedule 1.1, and the other Bank Agents.

                                    RECITALS

            A. Borrower, Banks, and Bank Agents are parties to that certain Amended and Restated Revolving Credit Agreement dated as of August 28, 1996 (the "Credit Agreement"), pursuant to which the Banks agreed to make available to Borrower certain credit facilities.

            B. Borrower has requested that the Banks agree to various amendments to the Credit Agreement which will permit, inter alia, the issuance of certain convertible subordinated securities of the Borrower. Banks have agreed to make such amendments, subject to the conditions and in reliance on the representations and warranties set forth below.

            NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank, Bank Agents and Borrower hereby agree as follows:

                                    AGREEMENT

            1. DEFINED TERMS; SECTION REFERENCES. Initially capitalized terms used but not defined in this First Amendment shall have the meanings assigned to such terms in the Credit Agreement. All "Section " references herein are to sections of the Credit Agreement unless otherwise specified.

            2. AMENDMENTS TO SECTION 1.1 OF THE CREDIT AGREEMENT. Section 1.01 of the Credit Agreement shall be revised in relevant part as follows:

            (a) The definition of "Replacement Subordinated Debt " shall be deleted in its entirety and a new definition substituted therefor which reads as follows:

            Replacement Subordinated Debt. Unsecured subordinated Indebtedness of the Borrower, in an original principal amount not to exceed Two Hundred Fifty Million Dollars ($250,000,000), as to which all of the following conditions are satisfied: (i) the first proceeds of such subordinated Indebtedness shall be used to pay the Subordinated Debt in full; (ii) the proceeds of such subordinated Indebtedness shall not be used to make payments to the holders of, and redemptions of, Borrower's Preferred Stock or to make any other Restricted Payments, provided, however, that


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            if the total proceeds of such subordinated Indebtedness exceed One
            Hundred Fifty Million Dollars ($150,000,000), the proceeds of such subordinated Indebtedness may be used to make payments to the holders of Borrower's Preferred Stock in accordance with the terms of such Preferred Stock; (iii) the terms and conditions governing such subordinated Indebtedness shall be substantially the same as those described in that certain preliminary offering memorandum relating to the issuance by Borrower of Two Hundred Million Dollars ($200,000,000) in convertible subordinated notes due 2004, dated on or about January 14, 1997, (iv) the coupon applicable to such subordinated Indebtedness shall not exceed eight percent (8%) per annum; and (v) such Indebtedness is incurred in a transaction that is consummated not later than April 1, 1997.

            3. AMENDMENTS TO SECTION 9.4 OF THE CREDIT AGREEMENT. Section 9.4 of the Credit Agreement shall be amended in relevant part as follows:

            (a) The word "and" shall be deleted from the end of subsection (c) of Section 9.4.

            (b) The period shall be deleted from the end of subsection (d) of
Section 9.4, and in its place shall be inserted "; and".

            (c) A new subsection (e) will be added to Section 9.4 of the Credit Agreement, as follows:

            (e) payments to the holders of, and redemptions of, Preferred Stock of the Borrower funded by the proceeds of Replacement Subordinated Debt, (provided that such payments may not be made unless the total proceeds of the Replacement Subordinated Debt exceed One Hundred Fifty Million Dollars ($150,000,000)).

            4. NEW SECTION 9.13 OF THE CREDIT AGREEMENT. A new Section 9.13 shall be added to the Credit Agreement, which shall provide as follows:

            9.13 DESIGNATED SENIOR DEBT UNDER THE INDENTURE. If the Borrower creates any Designated Senior Debt, as such term is defined in the Indenture, the instruments evidencing or governing such Designated Senior Debt will provide that the holders or the representative of any such Designated Senior Debt shall have no ability to exercise rights under the Indenture to block payment to the holders of Replacement Subordinated Debt without first obtaining the written consent of the Agent.

            5. Amendments to Section 13.1 of the Credit Agreement. Section 13.1 of the Credit Agreement shall be amended in relevant part as follows:

            (a) The word "or" shall be deleted from the end of subsection (o) of
Section 13.1.

            (b) The period shall be deleted from the end of subsection (p) of
Section 13.1, and in its place shall be inserted "; or".


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            (c) A new subsection (q) will be added to Section 13.1 of the Credit
            Agreement, as follows:

            (q) (i) the subordination provisions of the indenture or any agreement or instrument governing the Subordinated Debt or Replacement Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect.

            6. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS FIRST AMENDMENT. Each Bank's obligations under this First Amendment are conditioned upon, and this First Amendment shall not be effective until, satisfaction in full of each of the following:

            (a) Agent shall have received this First Amendment, duly executed on behalf of Borrower and Majority Banks by the appropriate Person and in form and substance satisfactory to Agent and its counsel;

            (b) Borrower shall have paid to Agent all amounts then due and payable including, without limitation, all fees and expenses incurred by Agent in connection with this First Amendment, and all other amounts then payable pursuant to Section 16 of the Credit Agreement which shall have been presented for payment;

            (c) All of the representations and warranties of Borrower contained herein, in the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the effective date of this First Amendment, as though made on and as of that date (except to the extent that such representations and warranties expressly relate to an earlier date or reflect changes brought about by this First Amendment);

            (d) Borrower shall have delivered to Agent certified copies of resolutions of its Board of Directors authorizing Borrower to execute and deliver this First Amendment and an incumbency certificate, each in form and substance satisfactory to Agent in its sole and absolute discretion;

            (e) No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the consummation of the transactions contemplated in this First Amendment;

            (f) All other documents, certificates, consents and opinions reasonably required by Bank Agent in connection with the transactions contemplated by this First Amendment shall have been executed and delivered in form and substance satisfactory to Bank Agent; and

            (g) Each of the Banks shall have received a copy of the most current draft of the Indenture proposed to be executed in connection with the Replacement Subordinated Debt. .

            7. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this First Amendment, Borrower makes the following representations and warranties:

            (a) The representations and warranties contained in the Credit Agreement (and in the Schedules thereto) and each of the other Loan Documents (and in the Schedules thereto) are true, correct and complete in all material respects at and as of the effective date of this First Amendment (except to the extent that such representations and warranties expressly relate to an earlier date or reflect changes brought about by this First Amendment);


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            (b) This First Amendment and all other agreements and documents executed by Borrower in connection herewith have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of the rights of creditors generally, or the exercise of judicial discretion with respect to equitable remedies.

            8. REFERENCES. All references in the Credit Agreement to "this Restated Agreement", "hereof", "herein", "hereto", or words of similar import, and all references in all other Loan Documents to "the Credit Agreement" shall be, and shall be deemed to be for all purposes, references to the Credit Agreement as amended.

            9. CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS OTHERWISE NOT AFFECTED. Except as expressly amended pursuant to this First Amendment, the Credit Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Each Bank continues to reserve any and all rights and remedies under the Credit Agreement and each of the other Loan Documents, and no failure, delay or discontinuance on the part of any Bank in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This First Amendment and the Credit Agreement shall be read together, as one document.

            10. BINDING EFFECT. This First Amendment shall be binding upon, inure to the benefit of and be enforceable by Borrower and each Bank and their respective successors and assigns, as permitted pursuant to the Credit Agreement.

            11. TIME OF THE ESSENCE. Time and exactitude of each of the terms, obligations, covenants and conditions of this First Amendment are hereby declared to be of the essence.

            12. GOVERNING LAW. THIS FIRST AMENDMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF CALIFORNIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY SUCH LAWS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

            13. COUNTERPARTS. This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving any matter with respect to this First Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

            14. CONFIDENTIALITY. Each Bank Agent and each Bank agrees to take, and to cause its respective affiliates to take, reasonable precautions in accordance with its safe and sound banking practice and its customary procedures, to maintain the confidentiality of all non-public information relating to the Borrower or any Subsidiary provided to such Bank Agent or Bank in connection with this First Amendment, and none of the Bank Agents, the Banks, nor any of their respective affiliates shall use any such information other than in connection with or in enforcement of the Credit Agreement, as amended by this First Amendment, and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with


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the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank Agents or the Banks, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, so long as such source is not bound by a confidentiality agreement with the Borrower known to such Bank; provided, however, that the provisions of this Section 14 shall not restrain the Bank Agents or the Banks from divulging such information (A) at the request or pursuant to any requirement of any governmental authority to which a Bank Agent or Bank is subject or in connection with an examination of such Bank Agent or Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable legal requirement; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Bank Agent or Bank or any of their respective affiliates may be party; (E) to the extent reasonably required in connection with the exercise by a Bank Agent or Bank of any right or remedy hereunder or under any other Loan Documents; (F) to a Bank Agent's or Bank's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the assigning Bank Agent or Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with any Bank Agent or Bank, or any affiliate of such Bank Agent or Bank; and (I) to its affiliates, which shall be deemed to be bound by the provisions of this Section 14.

            IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment, as of the date first above written.

                                    HMT TECHNOLOGY CORPORATION

                                        /s/ Peter S. Norris
                                    By:_________________________________________
                                     Title:


                                    BANQUE PARIBAS, individually and as
                                    Co-Syndication Agent

                                        /s/ Nanci Meyer
                                    By:_________________________________________
                                     Title:

                                        /s/ Stanley P. Berkman
                                    By:_________________________________________
                                     Title:


                                    THE FIRST NATIONAL BANK OF BOSTON,
                                    individually and as Agent and
                                    Co-Syndication Agent

                                        /s/ Joseph L. Massimo
                                    By:_________________________________________
                                     Title:


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                                    UNION BANK OF CALIFORNIA, N.A.


                                        /s/ Patrick J. Clemens
                                    By:_________________________________________
                                     Title:



                                    BANK OF AMERICA NATIONAL TRUST AND
                                    SAVINGS ASSOCIATION


                                        /s/ Christopher Gernhard
                                    By:_________________________________________
                                     Title:


                                    FLEET NATIONAL BANK


                                         /s/ Matthew M. Glauninger
                                    By:_________________________________________
                                     Title:


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